Exhibit 4.1

Execution Version

SECOND AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF

AGREEMENT

THIS SECOND AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (this “Amendment”), is made and entered into as of February 12, 2013, by and among Nordson Corporation, an Ohio corporation (the “Company”), New York Life Investment Management LLC (“NYLIM”) and each of the undersigned holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company and the Noteholders are parties to that certain Note Purchase and Private Shelf Agreement, dated as of June 30, 2011, as amended by that certain letter agreement, dated as of August 31, 2011 (as so amended and as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company;

WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:

1. Amendments.

(a) The reference to $150,000,000 on the cover page of the Note Agreement is hereby amended by replacing such reference with $175,000,000.

(b) Paragraph 1 of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

The Company will authorize the issue of its senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $175,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2E, and to be substantially in the form of Exhibit A attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.

The terms “Note” and “Notes” as used herein shall include any and all Shelf Notes. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

(c) Paragraph 2B of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

2B. Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) February 12, 2016 (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after NYLIM shall have given to the Company, or the Company shall have given to NYLIM, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(d) Paragraph 6A(2) of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

6A(2). Interest Coverage Ratio. The Company covenants that it shall not suffer or permit for the most recently completed four (4) fiscal quarters of the Company, the Interest Coverage Ratio to be less than 2.50 to 1.00.

(e) Paragraph 6B of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

6B. Indebtedness. The Company covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any obligation for borrowed money or any Indebtedness of any kind; provided, that this paragraph 6B shall not apply to:

(i) the Notes;

(ii) unsecured Indebtedness of the Company under the Primary Credit Facility;

(iii) the unsecured Indebtedness of the Company under the 2008 Note Purchase Agreement in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000);

(iv) the unsecured Indebtedness of the Company under the 2012 Note Purchase Agreement;

(v) the unsecured Indebtedness of the Company owing to The Bank of Tokyo-Mitsubishi UFJ, Ltd. up to the Dollar Equivalent of One Billion Japanese Yen (¥1,000,000,000);

(vi) loans or capital leases to the Company or any of its Subsidiaries for the purchase or lease of fixed assets, which loans or leases are secured by the assets being purchased or leased, so long as the aggregate principal amount of all such loans and leases for the Company and its Subsidiaries do not exceed the greater of (a) One Hundred Million Dollars ($100,000,000) and (b) an amount equal to five percent (5%) of Consolidated Total Assets at any time;

(vii) Indebtedness owed by the Company or a Subsidiary (other than the Receivables Subsidiary) to the Company or another Subsidiary (other than the Receivables Subsidiary);

(viii) Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as (a) the funded amount, together with any other Indebtedness thereunder, does not exceed the greater of (1) Two Hundred Million Dollars ($200,000,000) and (2) an amount equal to ten percent (10%) of Consolidated Total Assets at any time, and (b) the Company provides a copy of the documents evidencing such transaction to each Significant Holder; and

(ix) additional Indebtedness of the Company or any Subsidiary, to the extent not otherwise permitted pursuant to any of the foregoing clauses of this paragraph 6B, so long as (a) the Company will be in pro forma compliance as of the applicable measurement period with paragraph 6A hereof after giving effect to the incurrence of such Indebtedness, (b) no Event of Default shall exist prior to or after giving effect to the incurrence of any such Indebtedness and (c) after giving effect to the incurrence of such Indebtedness by any Subsidiary, the amount of outstanding Priority Indebtedness does not exceed an amount equal to fifteen percent (15%) of Consolidated Total Assets.

(f) Paragraph 6C of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

6C. Liens. The Company covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this paragraph 6C shall not apply to the following:

(i) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Company or any of its Subsidiaries;

(iv) Liens securing the Notes;

(v) Liens on fixed assets securing the loans or capital leases pursuant to paragraph 6B(vi) hereof, provided that such Lien only attaches to the property being acquired or leased;

(vi) Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(vii) any other Liens, to the extent not otherwise permitted pursuant to subparts (i) through (vi) hereof, so long as the aggregate amount of Priority Indebtedness does not exceed at any time, for the Company and all Subsidiaries, an amount equal to fifteen percent (15%) of Consolidated Total Assets; provided, however, that no Liens that secure any obligations of the Company under the Primary Credit Facility, 2008 Note Purchase Agreement or the 2012 Note Purchase Agreement shall be permitted under this clause (vii).

The Company shall not, and shall not permit any Subsidiary (other than the Receivables Subsidiary) to, enter into any Material Indebtedness Agreement (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to paragraph 6B(ii), (iii), (iv), (v), (vi) or (ix) hereof) that would prohibit the holders of the Notes from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of the Company or any of Subsidiaries.

(g) Paragraph 6D of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

6D. Merger and Sale of Assets. The Company covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(i) any Subsidiary (other than the Receivables Subsidiary) may merge with (a) the Company (provided that the Company shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);

(ii) the Company may sell, lease, transfer or otherwise dispose of any of its assets to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (a) the Company, or (b) any Subsidiary (other than the Receivables Subsidiary);

(iii) in addition to any sale, lease, transfer or other disposition permitted pursuant to subparts (i) and (ii) above, the Company and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(iv) any merger or consolidation that constitutes an Acquisition permitted pursuant to paragraph 6E hereof; and

(v) in addition to any sale, lease, transfer or other disposition permitted pursuant to subparts (i) through (iv) above, the Company or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to any Person so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by the Company and all of its Subsidiaries in any fiscal year of the Company does not exceed an amount equal to ten percent (10.0%) of Consolidated Total Assets as of the end of the immediately preceding fiscal year.

Notwithstanding the foregoing provisions of this paragraph 6D, the Company may, or may permit any Subsidiary to, sell, lease, transfer or otherwise dispose of its assets and the assets subject to such sale, lease, transfer or disposition shall not be subject to or included in any of the foregoing limitations of the preceding sentence if the net proceeds from such sale, lease, transfer or disposition are, within 365 days of such sale, lease, transfer or disposition, are reinvested in productive assets of the Company or applied to the prepayment of the Notes or any other outstanding Indebtedness of the Company or any Subsidiary owed to a non-Affiliate ranking pari passu with or senior to the Notes. For purposes of foregoing sentence, the Company shall offer to prepay (not less than 30 or more than 60 days following such offer) the Notes on a pro rata basis at a price of 100% of the principal amount of the Notes to be prepaid (without any Yield-Maintenance Amount) together with interest accrued to the date of prepayment; provided that if any holder of the Notes declines such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 Business Days prior to the proposed prepayment date to an offer to prepay made pursuant to this paragraph 6D shall be deemed to constitute a rejection of such offer by such holder. Whether or not such offers are accepted by holders, the entire principal amount of the Notes subject thereto shall be deemed to have been prepaid solely for purposes of this paragraph. Any prepayments of principal made pursuant to such offers shall be applied to scheduled payments of principal in inverse order of maturity.

(h) Paragraph 6G and Paragraph 6K of the Note Agreement are hereby amended by deleting such Paragraphs in their entirety and renumbering Paragraph 6H as Paragraph 6G and Paragraph 6I as Paragraph 6H.

(i) Paragraph 7A(ii) of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

(ii) the Company or any Subsidiary shall fail or omit to perform and observe paragraphs 6A, 6B, 6C, 6D, 6E, 6G or 6H; or

(j) Paragraph 10B is amended by deleting the definitions of “Moody’s”, “Restrictive Covenant”, “Restrictive Payment” and “S & P” in their entirety and by replacing the definitions of “Primary Credit Facility” and “Significant Holder” in their entirety with the following:

“Primary Credit Facility” shall mean the $500 million unsecured multicurrency credit facility pursuant to the terms and conditions of that certain credit agreement dated as of December 9, 2011, by the Company and the Banks (as defined in therein) with KeyBank National Association and J.P. Morgan Securities Inc. as co-lead arrangers, as amended, supplemented, restated, extended, refinanced, replaced or otherwise modified from time to time.

“Significant Holder” shall mean (i) New York Life and any New York Life Affiliate which is a holder of Notes, (ii) any original purchaser of a Note (but not any successors or assigns) or (iii) any holder (together with its Affiliates) of more than $25,000,000 in the aggregate principal amount of the Notes at any time outstanding.

(k) Paragraph 10B is amended by adding the definition of “2012 Note Purchase Agreement” as follows:

“2012 Note Purchase Agreement” shall mean the Master Note Purchase Agreement, dated as of July 26, 2012, pursuant to which the Company issued and sold Sixty Eight Million Dollars ($68,000,000) in aggregate principal amount of its 3.07% Senior Notes, Series 2012-A, due July 25, 2025, Seventy Five Million Dollars ($75,000,000) in aggregate principal amount of its 3.13% Senior Notes, Series 2012-B, due July 26, 2024, Thirty Seven Million Dollars ($37,000,000) in aggregate principal amount of its 2.62% Senior Notes, Series 2012-C, due July 26, 2021, and Twenty Million Dollars ($20,000,000) of its 2.27% Senior Notes, Series 2012-D, due July 26, 2017, and may issue and sell additional senior notes.

(l) Paragraph 11B is amended by replacing clause (ii) thereof in its entirety with the following:

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection (a) any transaction contemplated by this Agreement and (b) with any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) such fees as the Company has previously agreed to pay the Noteholders or any of their affiliates in connection with this Amendment, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders), and (iii) executed counterparts to this Amendment from the Company, NYLIM and the Noteholders.

3. Representations, Covenants, and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents, covenants and warrants to the Noteholders that:

(a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect;

(b) The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its obligations under this Amendment and to perform the provisions hereof;

(c) The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action, and this Amendment has been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(d) After giving effect to this Amendment, the representations and warranties contained in the Note Agreement and the other Transaction Documents are true, accurate and correct in all material respects on and as of the date hereof, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case they shall be true, accurate and correct as of such earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4. Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, and the other Transaction Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement. From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment. This Amendment shall constitute a Transaction Document for all purposes of the Note Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Severability. If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Note Agreement, respectively.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Company, by its respective authorized officers as of the day and year first above written.

COMPANY: NORDSON CORPORATION

By:
Name:
Title

[SIGNATURE PAGE TO SECOND AMENDMENT

TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:
Name:
Title

[SIGNATURE PAGE TO SECOND AMENDMENT

TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

NOTEHOLDERS: NEW YORK LIFE INSURANCE COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT

TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT

TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT

TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]